October 1, 2019

Suzanne Snapper
Chief Financial Officer
ENSIGN GROUP, INC
29222 Rancho Viejo Rd., Suite 127
San Juan Capistrano, California 92675

       Re: ENSIGN GROUP, INC
           Form 10-K for Fiscal Year Ended December 31, 2018
           Filed February 6, 2019
           File No. 001-33757

Dear Ms. Snapper:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          CF Office Life
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